EXHIBIT 99

Marine Products Corporation Reports Fourth Quarter and Year-End 2012 Financial Results

ATLANTA, January 23, 2013 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2012.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2012, Marine Products generated net sales of $34,152,000, a 22.2 percent increase compared to $27,937,000 last year.  The increase in net sales was due to a 31.5 percent increase in the number of boats sold, partially offset by an 8.6 percent decrease in the average selling price per boat.  Unit sales increased due to significantly higher unit sales of our value-priced Chaparral H2O and Robalo sport fishing boats.  Higher sales of these models caused average selling prices to decline, because these models carry lower average selling prices than our other Chaparral and Robalo models.

Gross profit for the quarter was $5,538,000, or 16.2 percent of net sales, compared to a gross profit of $5,505,000, or 19.7 percent of net sales, in the prior year.  As a percentage of net sales, gross profit decreased due to a shift in model mix to more of our value-priced Chaparral H2O and Robalo sport fishing boats, as well as increased employment costs in preparation for higher production during 2013.

Operating profit for the quarter decreased by 42.9 percent to $1,175,000 compared to $2,059,000 in the fourth quarter of last year due to higher selling, general and administrative expenses, slightly offset by higher gross profit.  Selling, general and administrative expenses increased due to increases in expenses that vary with sales, such as warranty expense, marketing expense, and sales commissions, partially offset by lower incentive compensation expenses. As a percentage of net sales, these expenses increased slightly from 12.3 percent in the fourth quarter of 2011 to 12.8 percent in the fourth quarter of 2012.

Net income for the quarter ended December 31, 2012 was $1,064,000, or $0.03 per diluted share, compared to net income excluding other income1 for the quarter ended December 31, 2011 of $1,611,000, or $0.04 per diluted share.  In the fourth quarter of the prior year, diluted earnings per share including other income were $0.10 per share.

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1 Net income excluding other income and diluted earnings per share excluding other income are financial measures that do not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding these non-GAAP financial measures is included in Appendix A to this press release.

4th Quarter and Year-End 2012 Earnings Press Release

Net sales for the twelve months ended December 31, 2012 were $148,950,000, a 39.9 percent increase compared to the prior year.  Net income for the twelve months ended December 31, 2012 was $6,979,000, or $0.19 per diluted share, compared to net income excluding other income of $4,706,000, or $0.13 per diluted share, in 2011.  Net income including other income for the twelve months ended December 31, 2011 was $6,731,000 or $0.18 diluted earnings per share.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our value-priced Chaparral and Robalo models continue to appeal to our dealers and retail customers, which benefits Marine Products through higher sales and increased market share. The majority of our increase in unit sales during the fourth quarter was due to higher unit sales of these models. I am also pleased that preliminary reports show that Chaparral’s market share in the 18 to 35-foot sterndrive recreational boat market was 11.7 percent during the nine months ended September 30, 2012, compared to 8.3 percent for the same period in 2011.  We were the third largest manufacturer in this segment during this period in 2012.

“The 2013 winter boat show season has started, and based on early indications of attendance and sales at these shows, we believe that the selling environment for our products continues to improve. Our order backlog is significantly higher than at this time last year, and early in the first quarter of 2013, we have increased production in order to meet dealer demand.  Our preparation for higher production volumes in 2013 reduced our profitability during the fourth quarter of 2012, but we are excited about meeting the increased dealer and retail demand for our products.

“During the fourth quarter of 2012, we paid a special year-end cash dividend of $0.55 per share in addition to our regular quarterly dividend.  In spite of this large cash distribution, we maintain a strong and liquid balance sheet with $38.6 million in cash and marketable securities and no debt.  This financial strength will allow our company to continue to support our dealer network and provide the retail customers with innovative new products as well as pursue strategic growth opportunities,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 23, 2013 at 8:00 a.m. Eastern Time to discuss the results for the fourth quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 438-5524 or (719) 325-2472 and using the conference ID #7634661.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

4th Quarter and Year-End 2012 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that the selling environment for our products continues to improve; our plans to increase production in order to meet dealer demand; our belief that our financial strength will allow our company to continue to support our dealer network and provide the retail customer with innovative new products as well as pursue strategic growth opportunities; and that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2011.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

4th Quarter and Year-End 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
			% BETTER				% BETTER
	2012	2011	(WORSE)		2012	2011	(WORSE)
Net Sales	$34,152	$27,937	22.2%		$148,950	$106,437	39.9%
Cost of Goods Sold	28,614	22,432	(27.6)		121,746	86,931	(40.0)
Gross Profit	5,538	5,505	0.6		27,204	19,506	39.5
Selling, General and Administrative Expenses	4,363	3,446	(26.6)		18,443	14,130	(30.5)
Operating Profit	1,175	2,059	(42.9)		8,761	5,376	63.0
Interest Income	272	256	6.3		960	997	(3.7)
Other Income	-	2,025	N/M		-	2,025	N/M
Income Before Income Taxes	1,447	4,340	(66.7)		9,721	8,398	15.8
Income Tax Provision	383	704	45.6		2,742	1,667	(64.5)
Net Income	$1,064	$3,636	(70.7	) %	$6,979	$6,731	3.7%

EARNINGS PER SHARE
Basic	$0.03	$0.10	(70.0	) %	$0.19	$0.19	0.0%
Diluted	$0.03	$0.10	(70.0	) %	$0.19	$0.18	5.6%

AVERAGE SHARES OUTSTANDING
Basic	36,680	36,404			36,656	36,372
Diluted	36,820	36,569			36,804	36,735

4th Quarter and Year-End 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$1,648	$956
Marketable securities	1,150	12,402
Accounts receivable, net	1,794	2,209
Inventories	28,159	24,907
Income taxes receivable	394	-
Deferred income taxes	1,283	1,021
Prepaid expenses and other current assets	1,607	1,460
Total current assets	36,035	42,955
Property, plant and equipment, net	11,470	11,884
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	35,773	41,699
Deferred income taxes	3,531	3,337
Other assets	6,733	7,189
Total assets	$97,315	$110,837

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,246	$2,992
Accrued expenses and other liabilities	9,000	7,662
Total current liabilities	13,246	10,654
Long-term pension liabilities	6,232	6,315
Other long-term liabilities	90	450
Total liabilities	19,568	17,419
Common stock	3,782	3,738
Capital in excess of par value	2,417	1,185
Retained earnings	73,120	89,953
Accumulated other comprehensive loss	(1,572)	(1,458)
Total stockholders' equity	77,747	93,418
Total liabilities and stockholders' equity	$97,315	$110,837

4th Quarter and Year-End 2012 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measures of net income excluding other income and diluted earnings per share excluding other income in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call.  These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Marine Products Corporation has used these non-GAAP financial measures because other income recorded in the fourth quarter of 2011 was comprised of a non-taxable gain on a benefit plan financing arrangement related to a supplemental retirement plan.  Since this item does not relate to Marine Products Corporation’s operating results, no comparable gains were recorded in current periods during 2012, and we do not anticipate that gains or losses of this magnitude will occur frequently, the use of this non-GAAP financial measure enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures.  This reconciliation also appears on Marine Products Corporation's investor website, which can be found on the Internet at www.marineproductscorp.com.

Reconciliation of Net Income and Earnings Per Share to Net Income Excluding Other Income and Earnings Per Share Excluding Other Income

Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
			% BETTER				% BETTER
	2012	2011	(WORSE)		2012	2011	(WORSE)

Net Income	$1,064	$3,636	(70.7	) %	$6,979	$6,731	3.7%
Less: Other Income	-	2,025	N/M	%	-	2,025	N/M %
Net Income Excluding Other Income	$1,064	$1,611	(34.0	) %	$6,979	$4,706	48.3%

Earnings Per Share
Basic	$0.03	$0.10	(70.0	) %	$0.19	$0.19	0.0%
Less: Impact of Other Income	0.00	0.06	N/M		0.00	0.06	N/M
Basic Earnings Per Share Excluding
Other Income	$0.03	$0.04	(25.0	) %	$0.19	$0.13	46.2%

Diluted	$0.03	$0.10	(70.0	) %	$0.19	$0.18	5.6
Less: Impact of Other Income	0.00	0.06	N/M		0.00	0.06	N/M %
Diluted Earnings Per Share Excluding
Other Income	$0.03	$0.04	(25.0	) %	$0.19	$0.13	46.2%

Net Income Excluding
Other Income Per Share
Basic	$0.03	$0.04	(25.0	) %	$0.19	$0.13	46.2%
Diluted	$0.03	$0.04	(25.0	) %	$0.19	$0.13	46.2%